Exhibit 10.7

Named Executive Officers Salary and Bonus Arrangements for 2008

Base Salaries

The base salaries for 2008 for the executive officers (the “named executive officers”) of First PacTrust Bancorp, Inc. (the “Company”) and Pacific Trust Bank who will be named in the compensation table that will appear in the Company’s upcoming 2007 annual meeting proxy statement are as follows:

Name and Title	Base Salary
Hans R. Ganz President and Chief Executive Officer	$248,797
James P. Sheehy Executive Vice President—Secretary and Treasurer	$134,350
Melanie M. Stewart Executive Vice President—Lending	$143,991
Regan J. Lauer Senior Vice President—Controller	$99,215
Lisa Goodwin Senior Vice President—Information Systems	$96,965

Description of 2008 Bonus Incentive Plan

On January 22, 2008, the Company’s Board of Directors approved a cash incentive bonus plan for 2008 (the “2008 Bonus Plan”) for all officers and employees of the Company and the Bank. The 2008 Bonus Plan is essentially the same as the 2007 Bonus Plan for administration employees, however a separate plan was created for branch operation staff. Bonuses will be paid under the 2008 Bonus Plan in early 2009 if and to the extent the Company’s performance in 2008 meets or exceeds certain minimum levels on certain key performance indicators.

The key performance indicators used to determine whether any bonuses will be paid under the 2008 Bonus Plan will be the same for all administration employees. The amounts of the bonuses under the 2008 Bonus Plan, if earned, will be determined, in part, by multiplying the employee’s salary by an the employee’s payout percentage up to a maximum of 45% of salary, plus a discretionary component which may or may not be paid in whole or in part based on the Compensation Committee’s qualitative assessment of individual contributions toward the Company’s success relative to Customer Service, Deposit Growth, Compliance, Loan Originations and Portfolio Growth, Loan Charge-Off and Delinquency Ratios. While the payout percentages will vary from employee to employee, they will increase proportionately for all employees if and to the extent the Company attains a net income level above the minimum threshold. All named executive officers are eligible under the plan.

For branch operations staff a separate bonus plan has been created that is tied to individual deposit growth goals by branch and is not dependent on the general income of the Company.

Discretionary Bonus 2008: The total discretionary amount available for distribution to all employees will not to exceed 5% of after-tax net income with a minimum of $150 thousand.

Director Fee Arrangements for 2008

Each director of First PacTrust Bancorp, Inc., (the “Company”) also is a director of Pacific Trust Bank (the “Bank”). As of the March 7, 2008 shareholder record date for the 2008 annual meeting, each non-employee director receives an annual retainer fee of $2,000 plus a fee of $600 for each Bank board meeting attended. In addition, the Chairman of the Board receives an additional $300 per Bank board meeting attended and each director receives $200 per committee meeting attended. Attendance by telephone is compensated at one-third the rate for directors attending in person. Directors are not paid a fee for service on the Company’s board. There are no deferred compensation arrangements with any non-employee director.

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